Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

Exhibit 5.1

November 30, 2022

Peraso Inc.

2309 Bering Street

San Jose, CA 95131

Ladies and Gentlemen:

We have acted as counsel to Peraso Inc., a Delaware corporation (the “Company”), in connection with the offering of 1,300,000 shares of the Company’s common stock, par value $0.001 per share (the “Offered Shares”), pre-funded warrants (the “Warrants”) to purchase up to 1,150,000 shares of Common Stock and the shares of the Company’s common stock issuable upon exercise of the Warrants (the “Warrant Shares”) to be offered and sold by the Company pursuant to a prospectus supplement, dated November 28, 2022, and the accompanying base prospectus, dated August 9, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) (File No. 333-258386) (the “Registration Statement”). The Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities.” The Securities will be issued pursuant to that certain Securities Purchase Agreement, dated November 28, 2022, between the Company and the purchaser signatory thereto (the “Securities Purchase Agreement”). Capitalized terms used and not otherwise defined in this opinion have the meanings given to them in the Securities Purchase Agreement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with this opinion letter, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale of the Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Act, and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

November 29, 2022

As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law as in effect on the date hereof. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.

As of the date hereof the Shares have been duly authorized and, when issued and sold upon payment in the manner contemplated by the Securities Purchase Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid, and nonassessable.

2.	The Warrants, upon payment in the manner contemplated by the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

3.

The Warrant Shares issuable upon exercise of the Warrants, when sold, paid for and issued upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the terms thereof, will be duly and validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP